SANCES LAW

Martin Sances
California Bar # 175779
martin@sanceslaw.com

February 24, 2021

NOUSLOGIC HEALTHCARE INC.
5150 Crenshaw Road #A150
Pasadena, Texas 77505

Re: Legal Opinion

To the Board of Directors:

I am acting as special counsel to NOUSLOGIC HEALTHCARE INC. (the "Company") with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 135,000 shares of the Company's common stock.

In connection with the opinion contained herein, I have examined the offering statement, the certificate of incorporation, the certificate of good standing, the bylaws, the minutes of meetings of the Company's shareholders and board of directors, as well as all other documents necessary to render an opinion.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and the legal capacity of all natural persons.

As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company.

I am opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, I am of the opinion that the common stock being sold pursuant to the offering statement is duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

I further consent to the filing of this opinion as an exhibit to the offering statement.

Very truly yours,

Martin Sances, Esq.